Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2010 (January 14, 2011 as to the effects of the common control transaction discussed in Note 1), relating to the financial statements of Crestwood Midstream Partners LP (formerly Quicksilver Gas Services LP) and subsidiaries for the year ended December 31, 2009 appearing the Current Report on Form 8-K of Crestwood Midstream Partners LP filed on January 14, 2011, and our report dated March 15, 2010 relating to the effectiveness of Crestwood Midstream Partners LP’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Crestwood Midstream Partners LP for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
January 14, 2011